QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23

Consent of Independent Accountants

As independent public accountants, we hereby consent to the incorporation by reference of our report dated February 5, 2002, included in this Form 8-K, into the Company's previously filed Registration Statements on Form S-3 (Nos. 333-56476, 333-67822, 333-68400, 333-67067, 033-60406, 033-57167, 033-39466, 333-86299, 333-34609, 333-29657, 333-14869, 033-59235, and 033-59237) and on Form S-8 (Nos. 333-68042, 333-68040, 333-68044, 333-67820, 333-66233, 033-45525, 033-50260, 033-45074, 033-52094, 333-19671, 333-91305, 333-94955, 333-30742, 333-29819, 033-36694 and 333-77703). It should be noted that we have not audited any financial statements of UtiliCorp United Inc. subsequent to December 31, 2001, or performed any audit procedures subsequent to the date of our reports.

/s/ ARTHUR ANDERSEN LLP

Kansas City, Missouri
February 25, 2002

QuickLinks

  Exhibit 23